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EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

                                                                    Percentage
                                                  Jurisdiction       of Voting
Name of Subsidiary                              of Incorporation    Stock Owned
------------------                              ----------------    -----------

BevCo Sales, Inc.                                   Delaware           100%

Beverage Corporation International, Inc.            Delaware           100%

Everfresh Beverages, Inc.                           Delaware           100%

Faygo Beverages, Inc.                               Michigan           100%

Faygo Sales Company                                   Texas            100%

Hayward Enterprises, Inc.                        North Carolina        100%

HJMP Corp.                                          Delaware           100%

National Beverage Vending Company                   Delaware           100%

National Retail Brands, Inc.                        Delaware           100%

NewBevCo, Inc.                                      Delaware           100%

PACO, Inc.                                          Delaware           100%

PETCO, Inc.                                         Delaware           100%

Shasta West, Inc.                                   Delaware           100%

Shasta Beverages, Inc.                              Delaware           100%

Shasta Beverages International, Inc.                Delaware           100%

Shasta Midwest, Inc.                                Delaware           100%

Shasta Northwest, Inc.                              Delaware           100%

Shasta Sales, Inc.                                  Delaware           100%

Shasta Sweetener Corp.                              Delaware           100%

Specialty Beverage Products, Inc.                   Delaware           100%

Winnsboro Beverage Packers, Inc.                    Delaware           100%


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